Exhibit 99.1
Alseres Pharmaceuticals, Inc. Reports Second Quarter 2008
Operational and Financial Results
Conference Call To Be Held Thursday, August 14, 2008 at 9:00 a.m. Eastern Time
Hopkinton, MA — August 13, 2008 — Alseres Pharmaceuticals, Inc. (NASDAQ: ALSE) today reports operational and financial results for the quarter ended June 30, 2008 and provides further information for fiscal year 2008.
“Alseres made solid progress in our programs during the second quarter,” commented Peter Savas, Chairman and Chief Executive Officer of Alseres. “To strengthen our molecular imaging efforts we have added the expertise of Dr. Thomas Tulip, previously with Lantheus Medical Imaging, Inc. (formerly Bristol Myers Squibb Medical Imaging). Enrollment continues to increase for the first phase of the Altropane POET-2 program. Recently, Lundbeck’s partner Teva Pharmaceutical Industries, Ltd. announced the successful completion of ADAGIO, the phase III trial designed to demonstrate that Azilect® can slow the progression of Parkinson’s disease. We believe that disease modifying drugs have the potential to significantly increase the use of Altropane if approved. We believe all of this has resulted in heightened interest from prospective partners in the potential for Altropane to provide fundamental changes in clinical outcomes for the 11 million Americans living with tremor disorders that are today misdiagnosed up to 35-50% of the time. We also anticipate the initiation of the streamlined Phase IIb trial of Cethrin. We believe that, if successful, this trial will provide us with evidence that Cethrin is more effective than a placebo in treating acute spinal cord injury.”
Recent Corporate Highlights
–	Our preliminary planning for the Phase IIb trial of Cethrin called for us to enroll up to 100 subjects in 80 sites worldwide. Ongoing inputs, including the results to date in the Phase I/IIa trial, discussions with the regulatory authorities and our expert advisors, now indicate that a placebo-controlled trial to demonstrate the potential efficacy of Cethrin can be accomplished with fewer patients and sites, and provide us with results from the trial approximately a year earlier. We are now planning to initiate a randomized, double-blind, placebo-controlled, Phase IIb trial in subjects with acute cervical spinal cord injury (SCI) in the first quarter of 2009 at sites across North America.

–	Thomas H. Tulip, PhD has joined the Company to lead our molecular imaging business. Dr. Tulip has over 25 years of experience in the medical imaging industry and comes to us from Lantheus. Thom will focus on ensuring that the POET-2 program and the NDA submission for Altropane are completed. He will also support our partnering efforts and prepare Altropane for commercialization.

–	The first part of the POET-2 Phase III clinical program for Altropane began enrollment in December 2007. Enrollment of up to 80 subjects to generate the set of Altropane training images is planned. These images will be used to train the expert readers, as is customary for clinical trials of molecular imaging agents. With all trial sites now enrolling, we are noting increased subject recruitment and expect that we will complete enrollment early in 2009.

–	In June 2008, the Company entered into a convertible promissory note purchase agreement with Robert Gipson pursuant to which the Company could borrow up to $5,000,000. In June 2008, the Company issued a convertible promissory note in the aggregate principal amount of $5,000,000 to Robert Gipson.
Financial Highlights of the Second Quarter 2008
–	Cash, cash equivalents and marketable securities at June 30, 2008 totaled $5.4 million as compared to $4.2 million at December 31, 2007. Convertible notes payable totaled $33.2 million at June 30, 2008 as compared to $23.3 million at December 31, 2007.

–	Net loss attributable to common stockholders was $6.1 million, or $0.29 per share, for the second quarter of 2008, as compared to $5.3 million, or $0.30 per share, in the second quarter of 2007.

–	Research and development (R&D) expenses totaled $3.6 million in the second quarter of 2008 as compared to $2.7 million in the second quarter of 2007. The increase in R&D expenses was primarily due to higher Cethrin clinical costs offset by lower compensation and related costs.

–	General and administrative (G&A) expenses totaled $2.0 million for the second quarter of 2008 as compared to $2.5 million in the second quarter of 2007. The decrease in G&A expenses was primarily related to lower costs related to our collaboration and fundraising efforts.
Alseres Pharmaceuticals Upcoming Milestones
–	The Company is currently identifying and finalizing contracts with appropriate sites and investigators for the Phase IIb Cethrin study expected to commence in the first quarter of 2009.

–	Twelve month interim data for the Phase I/IIa clinical trial of Cethrin will be presented at two upcoming medical/scientific meetings: Force Health Protection, August 11-15, 2008, Albuquerque, NM and the International Spinal Cord Society (ISCoS) Annual Meeting, September 1-4, 2008, Durban, South Africa. Preclinical data on Rho inhibitors in bone regeneration will be presented at the Australian and New Zealand Bone and Mineral Society Annual Meeting, August 28-30, 2008, Melbourne, Australia.
–	We will continue enrollment in the first part of the POET-2 Phase III clinical trial for our Altropane molecular imaging agent.

–	We are pursuing development and commercialization partnerships for our molecular imaging, nerve repair and regenerative therapy assets. We expect to continue confidential discussions with franchise leaders interested in our molecular imaging and regenerative therapeutic pipelines. We expect to advance discussions toward partnerships and scientific collaborations over the course of the year.
Conference Call Access Information
The company will host a conference call to discuss results on August 14, 2008, at 9:00 a.m. Eastern Daylight Time. To access the conference call, please dial 877-879-6201 for domestic and 719-325-4816 for international calls. The code for this conference call is 4315502. Please dial in 5 to 10 minutes prior to the scheduled start time. A replay of the call will be posted on the Investor Relations section of our website, www.alseres.com, within 48 hours following the conference call and will be available through Thursday, August 28, 2008.
About Alseres Pharmaceuticals, Inc.
Alseres Pharmaceuticals, Inc. (ALSE) is engaged in the development of therapeutic and diagnostic products primarily for disorders in the central nervous system (CNS). The Company maintains a world-class intellectual property position in the field of regenerative therapeutics. The Company’s energy and focus is reflected in several important initiatives. Cethrin, a recombinant-protein-based drug designed to promote nerve repair after acute spinal cord injury, demonstrated positive interim results in a Phase I/IIa clinical trial. The Company’s research and pre-clinical programs include, Inosine for the treatment of spinal cord injury and stroke, Oncomodulin for the treatment of ocular injury and disease and research programs directed at a number of regenerative therapies including bone repair. The Company has a robust molecular imaging development program targeting diagnosis of Parkinson’s disease and potentially dementia. The Company’s lead molecular imaging product candidate is Altropane which is in Phase III clinical trials for the diagnosis of Parkinsonian Syndromes including Parkinson’s Disease. The Company has research collaborations with Harvard Medical School and Children’s Hospital Boston.

Forward-Looking Statements
The foregoing release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Alseres’ future expectations, beliefs, intentions, goals, strategies, plans or prospects regarding the future, including the development and commercialization of Altropane and Cethrin, the prospects of the Company’s CNS and regenerative therapeutics programs, the Company’s strategies to develop and commercialize axon regeneration technologies and the breadth of the Company’s technologies and intellectual property portfolio. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Alseres from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Alseres is providing the information in this press release as of this date and assumes no obligations to update the information in this press release.
Alseres, Cethrin and Altropane are registered trademarks of Alseres Pharmaceuticals, Inc.
Contact:
Sharon Correia — 508-497-2360 ext. 224
Alseres Pharmaceuticals, Inc.
scorreia@alseres.com
Adam Friedman — 212-981-2529 ext. 18
Adam Friedman Associates
adam@adam-friedman.com
SOURCE: Alseres Pharmaceuticals, Inc.
http://www.alseres.com/